Exhibit 99.1


              Storage Computer Corporation Files Notice of Appeal

    NASHUA, N.H.--(BUSINESS WIRE)--April 9, 2004--Storage Computer Corporation (AMEX: SOS) (www.storage.com), a provider of high-performance storage and data management software, announced today that it has filed a notice of appeal in response to the United States District Court for the Northern District of Texas memorandum opinion and order granting Veritas Software Global Corporation its motion for a summary judgment on infringement and denying Storage Computer's motion for a partial summary judgment.
    To date the court has not entered a final judgment in the case and the case remains before the United Stated District Court for the Northern District of Texas.
    The full text of the documents are available on the Company's web site - www.storage.com.

    About Storage Computer Corporation

    Storage Computer Corporation (AMEX:SOS - News) delivers high performance storage management solutions, develops and manufactures software-driven, multi-host storage solutions for powering advanced business applications. Based on open system commodity hardware components and architectures, Storage Computer's high-bandwidth storage technologies supports a great variety of applications, including advanced database activities, interactive multi-media, multi-cast video content, medical imaging and more. Company information may be found at http://www.storage.com.

    This press release may contain forward-looking statements to future events or future financial performance that involves risks and uncertainties. These statements are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. These statements are only predictions and actual results could differ materially from those anticipated in these statements based upon a number of factors including those uncertainties and risk factors detailed from time to time in reports filed by Storage Computer Corporation with the Securities and Exchange Commission, including our most recent reports on Form 10-K and 10-Q.

    Copyright 2002, Storage Computer Corporation

    CONTACT: Storage Computer Corporation
             Michael O'Donnell, 603-880-3005 x303